Exhibit 10.81

English Translation

Exclusive Services Agreement

The Exclusive Services Agreement (hereinafter referred to as “the Agreement”) is entered into by and among the following parties on 31 July, 2014:

Baina Zhiyuan (Beijing) Technology Co., Ltd. (hereinafter referred to as “Baina Zhiyuan (Beijing)”), a wholly foreign-owned limited liability company incorporated in Beijing, China, whose registered address is located at South 2-1-6, Block A, # 1 Plant, No.5 A Xueyuan Road, Haidian District, Beijing;

Baina (Wuhan) Information Technology Co., Ltd. (hereinafter referred to as “the Target Company”), a limited liability company incorporated in Wuhan, China, whose registered address is located at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei.

The parties above are referred to severally as “either Party” and collectively as “both Parties” herein.

Whereas:

1.	Baina Zhiyuan (Beijing) is a company primarily engaged in the research and development of computer software technologies; promotion of technologies, technical services, technical consulting and transfer of technologies; sales of products independently researched and developed; integration of computer systems; wholesales of computers, software and ancillary equipment, electronic products, etc.;

2.	The Target Company is a company engaged in the research and development and sales of computer software and hardware and network products, transfer of technologies, technical consulting services; integration of computer systems; installation, commission and maintenance services of network engineering; communication equipment (except franchised ones), sales of electronic products; business information consulting services; information service business in the second type of value-added telecom business; import and export of goods, import and export of technologies, import and export agency, etc.;

3.	On 31 July, 2014, both parties thereto have signed the Assignment Agreement in Relation to Shareholders Rights, Share Pledge Agreement and Exclusive Call Option Agreement (collectively as “Structural Agreement” together with the Agreement, Assignment Agreement in Relation to Shareholders Rights and Share Pledge Agreement) with Yongzhi Yang and Beijing Gamease Age Internet Technology Co., Ltd.;

4.	According to terms and conditions hereof, the Target Company intends to entrust Baina Zhiyuan (Beijing) to provide exclusive services specified hereunder, and Baina Zhiyuan (Beijing) agrees to provide such services for the Target Company.

Upon friendly negotiation, both Parties hereby arrive at the Agreement as below:

1.	Definitions and Interpretations

1.1	Save as otherwise specified hereunder, the following terms mentioned hereunder shall have the following meanings:

“The Agreement”	refers to the main body of the Agreement and the appendix hereto;

“Date of signing”	refers to the date of formally signing the Agreement as set out hereunder;

“Business of the Target Company”	refers to any existing and future business of the Target Company (including but not limited to those listed in Paragraph 2 of the recital part);

“Services”	refer to services regularly provided by Baina Zhiyuan (Beijing) for the Target Company according to Article 2 hereof;

“Term of services”	refers to the term specified in Article 3 hereof, during which Baina Zhiyuan (Beijing) provides services for the Target Company;

“Service fees”	refer to fees specified in Article 4 hereof, which the Target Company pays for Baina Zhiyuan (Beijing);

“RMB”	refers to the legal currency of China;

“Working day”	refers to any day other than Saturday, Sunday, statutory holiday or the day when Chinese banks suspend business;

“China”	refers to the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan only for the purpose of the Agreement.

“Chinese laws”	refer to laws, regulations, rules or other legally binding instruments of China, as well as those to be executed in China from time to time.

2.	Service Contents

2.1	According to agreements hereunder, Baina Zhiyuan (Beijing) agrees to accept the entrustment of the Target Company in the term of services to fully operate and manage the Target Company and Internet value-added telecom business (hereinafter referred to as “Value-added Telecom Business”) thereof as well as any other business which Chinese laws allow the Target Company to engage in (see Appendix I), including but not limited to providing the Target Company with comprehensive technical services, business consulting, lease of capital equipment, market consulting, integration of systems, research and development of products and maintenance of systems.

2.2	The Target Company shall exclusively entrust Baina Zhiyuan (Beijing) to provide the aforesaid services, that is, the Target Company agrees to receive the aforesaid services provided by Baina Zhiyuan (Beijing), and further agrees to that it will not receive services the same as or similar to those set out in Article 2.1 provided by a third party in the term of the Agreement, save as otherwise approved by Baina Zhiyuan (Beijing) in writing in advance.

2.3	Both Parties agree that, by sending a written notice to the Target Company, Baina Zhiyuan (Beijing) can transfer all or part of its rights of providing the aforesaid services and collecting service fees hereunder to its subsidiary or affiliated company.

2.4	Without the prior written consent of Baina Zhiyuan (Beijing), the Target Company shall not transfer any of the rights enjoyed or obligations undertaken by it hereunder to any third party. However, Baina Zhiyuan (Beijing) can transfer any of rights enjoyed or obligations undertaken by it hereunder to its related party.

3.	Term of Services

3.1	The term of services for Baina Zhiyuan (Beijing) to provide services is 20 years, calculated from the date of signing of the Agreement. Both Parties shall handle registration formalities of the extension of operation term of the Target Company within 3 months before expiry of the operation term in order to ensure the continuity of the validity period hereof. Upon expiry, the term of services will be automatically extended for 20 years every time, unless Baina Zhiyuan (Beijing) notifies the Target Company not to extend the term of services at least 90 days before the expiry of the term of services.

4.	Service Fees

4.1	The Target Company agrees to pay service fees for services provided by Baina Zhiyuan (Beijing) in accordance with the Agreement. Service fees shall be calculated and paid in the way specified in Appendix I hereto, based on concrete service contents and time provided by Baina Zhiyuan (Beijing) and on the premise of compliance with normal market business markets.

4.2	Service fees shall be promptly paid to Baina Zhiyuan (Beijing) or a subsidiary or affiliated company authorized by it as per the payment method designated by Baina Zhiyuan (Beijing). Both Parties agree that, on the premise that Baina Zhiyuan (Beijing) can collect service fees, Baina Zhiyuan (Beijing) may agree with the Target Company about the delay of payment of service fees, or adjust time arrangements for payment of services fees to it according to Article 4.1 hereof in writing upon negotiation by both Parties.

4.3	Baina Zhiyuan (Beijing) agrees that in the validity period of the Agreement, it will enjoy and undertake all economic benefits and risks incurred by the business of the Target Company; when the Target Company suffers losses or has serious operation difficulties, it will provide financial supports for the Target Company (it may provide financial supports for the Target Company by means of entrusted bank loans or borrowings) or decides whether the Target Company shall operate continually. The Target Company shall unconditionally recognize and approve the abovementioned decision of Baina Zhiyuan (Beijing).

4.4	Both Parties shall independently undertake due taxes for the execution and performance of the Agreement. As required by Baina Zhiyuan (Beijing), the Target Company shall endeavour to assist Baina Zhiyuan (Beijing) in obtaining the treatment of exemption or reduction for business taxes for all or part of service fees specified hereunder.

5.	Statements, Warranties and Undertakings of Both Parties

5.1	Either Party makes the following statements, warranties and undertakings to the other Party:

(a)	On the date of signing of the Agreement, the said Party is a legal person established lawfully and effectively subsisting, has obtained all governmental approvals, qualifications, licenses, etc. necessary for relevant business pursuant to applicable laws, and has the right to conclude the Agreement and fulfil obligations hereunder; the board of shareholders or the board of directors or other similar authority of the said Party has formally and effectively taken all necessary measures or other actions to approve the execution, delivery and performance of the Agreement by the said Party; upon execution, the Agreement shall become valid and binding upon both Parties, and can be compulsorily enforced against the said Party in accordance with it;

(b)	The execution, delivery and performance of the Agreement: (i) will not currently or in the future, or after the receipt of the related notice or with the passage of time, conflict with or violate any provision of (A) its business license, Articles of Association, license, government authority’s approval for its establishment, the agreement or any other programmatic documents relating to its establishment; (B) any Chinese law or other legal provisions binding upon the said Party; (C) any contract or other documents to which it is a party or which are binding on it or on its assets; (ii) will not incur any pledge or other encumbrances on its assets, or make any other third party has the right to create any pledge or other encumbrances thereon; (iii) will not give rise to the termination of or amendment to the terms of any contract or other documents which the said Party is a party thereto or are binding upon the said Party or assets thereof, or cause any other third party has the right to terminate or amend the terms thereof; (iv) will not make the approvals, permits or registration or others of any applicable governmental authorities being suspended, revoked, damaged, confiscated or cannot be renewed upon expiration;

(c)	On the date of signing of the Agreement, there are no litigation, arbitration or other judicial or administrative proceedings that is occurred or pending and will affect the ability of the said Party to fulfill the obligations under the Agreement, and to its knowledge, there are no persons who threaten to take the said actions; and

(d)	On the date of signing of the Agreement, the said Party has disclosed to the other Party all contracts, approvals and licenses of the government or all documents which the said Party is a party thereto or is binding upon the said Party or assets or business thereof, that may have material adverse effect on its ability to fully perform its obligations under the Agreement, and there are no misrepresentation or omission of any significant facts in the documents provided by the said Party to the other Party;

(e)	The said Party will sign all reasonable and necessary documents and take all reasonable and necessary actions, including but not limited to the issue of any necessary authorization document to the other Party to fulfil any agreement hereunder and achieve the purpose hereof; and

(f)	Both Parties will immediately cancel the Agreement, once Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly hold more than half of equity of the Target Company and Baina Zhiyuan (Beijing) and/or any controlled subsidiary thereof can legally engage in the business of the Target Company, and all equity of the Target Company held by Yongzhi Yang and Beijing Gamease Age Internet Technology Co., Ltd. have been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or a person designated by it.

5.2	The Target Company further makes the following warranties to Baina Zhiyuan (Beijing):

(a)	The Target Company will promptly make full payments for service fees to Baina Zhiyuan (Beijing) pursuant to the Agreement.

(b)	In the term of services:

(i)	it will maintain the licenses and qualifications relating to the business thereof continuously valid; and

(ii)	it will receive and actively coordinate about services provided by Baina Zhiyuan (Beijing), and receive reasonable opinions and suggestions put forward by Baina Zhiyuan (Beijing) concerning its business.

(c)	It will promptly inform Baina Zhiyuan (Beijing) of any circumstance having or probably having material adverse impacts on its business and operation, and make the best efforts to prevent the occurrence of such circumstance and/or the increase in losses incurred thereby.

(d)	Once Baina Zhiyuan (Beijing) makes a relevant requirement in writing, it will take all receivables and/or other assets legally possessed and unable to be disposed of by it as collaterals for the fulfilment of its payment obligations specified in Article 4 hereof in a way allowed by prevailing laws.

(e)	It will compensate Baina Zhiyuan (Beijing) for all losses suffered or probably suffered by Baina Zhiyuan (Beijing) due to the provision of services in order to protect Baina Zhiyuan (Beijing) from damages, including but not limited to any losses arising from any lawsuit, recovery of fees, arbitration or claim instituted by any third party against Baina Zhiyuan (Beijing), or administrative investigation or punishment of any governmental authority, other than those losses incurred by the intention or serious negligence of Baina Zhiyuan (Beijing).

(f)	Without the written consent of Baina Zhiyuan (Beijing), it will not conclude any other agreement or arrangement conflicting with the Agreement or probably impairing the interests of Baina Zhiyuan (Beijing) hereunder.

(g)	In the term of services, without the prior written consent of Baina Zhiyuan (Beijing), the Target Company will not receive services the same as or similar to those set out in Article 2.1 hereof provided by a third party other than Baina Zhiyuan (Beijing).

(h)	Without the prior written consent of Baina Zhiyuan (Beijing), from the date of signing of the Agreement, the Target Company will not sell, transfer, mortgage, or dispose in any other way of the legitimate proceeds or beneficial interests of any of its assets, business or income, or provide guarantee for any third party, or allow any third party to set any other secured interests on its assets or interests.

(i)	It will not incur or allow the Target Company to incur any debts, except: (i) debts incurred in normal or daily business process (not by means of loan), and (ii) debts which have been disclosed to and approved in writing by Baina Zhiyuan (Beijing).

(j)	Without the prior written consent of Baina Zhiyuan (Beijing), from the date of signing of the Agreement, the Target Company will not arrive at any material contract (except the contract concerning the amount required by daily business operation less than RMB100,000).

(k)	Without the prior written consent of Baina Zhiyuan (Beijing), the Target Company will not provide any loan or guarantee for anyone, except for the loan and guarantee contract with the amount no more than RMB100,000 signed in the normal business process;

(l)	Without the prior written consent of Baina Zhiyuan (Beijing), from the date of signing of the Agreement, the Target Company will not be divided or merge or consolidate or form a combined entity with any third party, acquire or invest in any third party, be acquired or controlled, increase or decrease the registered capital thereof, or change the registered capital structure thereof in any other way.

(m)	On the premise of permission by Chinese laws, the Target Company will appoint persons recommended by Baina Zhiyuan (Beijing) to serve as directors and senior executives; unless the prior written consent of Baina Zhiyuan (Beijing) is obtained or there is legal ground, the Target Company shall not refuse to appoint persons recommended by Baina Zhiyuan (Beijing).

(n)	Baina Zhiyuan (Beijing) has the right to review the accounts of the Target Company regularly and at any time. In the validity period of the Agreement, the Target Company will coordinate with Baina Zhiyuan (Beijing) or any institution or person designated or entrusted by it about audit, due diligence, etc., provide the auditor and/or any other professor entrusted by it with the information and materials relating to the operation, business, customers, finance, staff, etc. of the Target Company, and agree with Baina Zhiyuan (Beijing) to disclose such information and materials to any supervisory institution, professional consultant or the public as Baina Zhiyuan (Beijing) deems necessary.

5.3	Baina Zhiyuan (Beijing) undertakes that since Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly operate the Value-added Telecom Business, it will exercise the exclusive call option under the Exclusive Call Option Agreement as soon as possible to enable the direct operation of the Value-added Telecom Business by Baina Zhiyuan (Beijing), and the termination of Structural Agreement.

6.	Other Expenses

6.1	Save as otherwise agreed hereunder, both Parties shall independently undertake expenses necessary to be paid in the course of performance of the Agreement respectively.

7.	Confidentiality

7.1	From time to time prior to and during the term of the Agreement, either Party (“disclosing Party”) has disclosed or may disclose confidential information (including but not limited to operation information, customer data, financial data, contract, etc.) to the other Party (“receiving Party”). The receiving Party shall keep the confidential information confidential and may not use the confidential information for any purposes other than those specially set forth hereunder. The foregoing provisions do not apply to the information that: (a) can be shown to be known by the receiving Party by written records made prior to disclosure by the disclosing Party; (b) enters or will enter into public domain not for the receiving Party’s breach of the Agreement; (c) was obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information; and (d) was disclosed by either Party as required by relevant laws, regulations, any regulatory authority and rules formulated by it, court ruling or arbitration award, or disclosed to its employees, agents, legal consultants or financial consultants (however, the receiving Party shall ensure that the above personnel will abide by the relevant terms and conditions under the Agreement and shall assume any and all the liabilities arising from above personnel’s breach against the relevant terms and conditions under the Agreement).

7.2	Once the Agreement is terminated, the Target Company shall return any document, material or software recording confidential information to Baina Zhiyuan (Beijing) as required by it, and delete any confidential information from any relevant memory device, and shall not continually use such confidential information.

7.3	The aforesaid confidentiality obligations shall continue for both Parties hereto and shall survive the termination of the Agreement.

8.	Force Majeure

8.1	Force majeure” refers to the unforeseeable, inevitably and/or insuperable events which cause either Party hereto cannot perform the Agreement in whole or in part. Such events include but are not limited to natural disaster, storm, tornado, other bad weather condition, strike, shutout, lockout or other industrial problem, war, riot, conspiracy, behaviour of an enemy country, terrorist act, violence of a criminal organization, blockade, serious disease or epidemic, earthquake or other crustal movement, flood, bomb explosion or other explosion, fire, accident, a change stipulated by law or applicable change.

8.2	In the event of a force majeure event, either Party’s obligation affected by force majeure hereunder shall automatically suspend in the delay period incurred by force majeure, and the performance period of the said Party shall be extended for a period equal to suspension period, and the said Party shall be exempted from any punishment or liability. In the event of force majeure, both Parties shall immediately negotiate to seek a fair solution, and make all reasonable efforts to minimize the influence of force majeure.

9.	Liability for Breach of the Agreement

9.1	Both Parties agree and confirm: If either Party (hereinafter referred to as “Breaching Party”) materially breach(s) any terms of the Agreement or fail(s) or delay(s) to perform any obligation under the Agreement, it will constitute a Breach under the Agreement (hereinafter referred to as a “Breach”), the Non-breaching Party has the right to ask the Breaching Party to make corrections or take remedial measures within reasonable time. If the Breaching Party fails to make corrections or take remedial measures within reasonable time or within 10 days after the Non-breaching Party notifies the Breaching Party in writing and asks for correction, then the Non-breaching Party has the right to determine:

(a)	If the Target Company breaches the Agreement, Baina Zhiyuan (Beijing) has the right to terminate the Agreement and ask for damages from the Breaching Party;

(b)	If Baina Zhiyuan (Beijing) breaches the Agreement, the Non-breaching Party has no right to terminate or cancel the Agreement unless otherwise specified by laws.

9.2	Notwithstanding the other provisions of the Agreement, the provisions of this Article 9 shall survive the termination of the Agreement.

10.	Validation and Termination

10.1	The Agreement shall take effect as of the date of signing, and be valid and irrevocable until both Parties terminate the Agreement in writing, or all the equity of the Target Company held by Yongzhi Yang and Beijing Gamease Age Internet Technology Co., Ltd. has been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or any person designated by it (i.e. all the equity of the Target Company has been registered in the name of Baina Zhiyuan (Beijing) and/or any person designated by it at relevant administration for industry and commerce), or all assets of the Target Company have been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or any person designated by it. Notwithstanding the aforesaid provision, Baina Zhiyuan (Beijing) shall always have the right to send a written notice of cancellation of the Agreement to the Target Company at any time 30 days in advance, and does not need to bear the liability for breach of the Agreement arising from the unilateral cancellation of the Agreement.

10.2	If the Target Company is bankrupt or is dissolved in the term of services, the Agreement shall be automatically terminated.

10.3	Both Parties hereto shall handle examination, approval and registration formalities of the extension of operation term within 3 months before expiry of the operation term (if any) in order to ensure the continuity of the validity period hereof.

11.	Governing Laws and Dispute Resolution

11.1	The validity, interpretation, performance and dispute resolution of the Agreement shall be governed by the Chinese laws.

11.2	Both Parties shall attempt in the first instance to resolve any and all the disputes under the Agreement through friendly negotiations. If any dispute is not resolved by friendly negotiations within thirty days after the occurrence of such dispute, either Party may submit the dispute to Beijing Arbitration Commission for arbitration by the arbitral tribunal consisting of one arbitrator in accordance with the Arbitration Rules of Beijing Arbitration Commission in effect at the time of applying for arbitration. The arbitrator shall be appointed jointly by both Parties within ten days after the acceptance of arbitration notice, or by Beijing Arbitration Commission if the arbitrator is not appointed by both Parties within the specified time. The arbitration award shall be final and binding on both Parties. During the pending arbitration, except for the matters or obligations under dispute, both Parties shall continue performing other obligations under the Agreement. Subject to the Chinese laws, the arbitrator has the right to make an appropriate award according to the factual conditions to give to Baina Zhiyuan (Beijing) appropriate legal remedies, including: (1) remedies against the equity or assets of the Target Company; (2) injunctive relief, such as requirements for the operation of the Target Company, or the compulsory transfer of the assets of the Target Company; or (3) arbitration award for the liquidation of the Target Company.

11.3	Subject to the Chinese laws, before the establishment of arbitral tribunal by Beijing Arbitration Commission in accordance with Arbitration Rules or under appropriate circumstances, any of the courts having jurisdiction at the following locations shall have the right to make temporary relief measures to support the arbitration: (1) Hong Kong Special Administrative Region; (2) Cayman Islands; (3) registration place of the Target Company; and (4) the place where the main assets of MoboTap Inc., the Target Company or shareholders are located.

11.4	The documents concerning the proceedings, legal actions or procedures (“judicial procedures”) arising out of or relating to the Agreement and the documents required by the judicial procedures may be sent to either Party according to Article 12.6 hereof. This Article is applicable to all the judicial procedures taken at any time.

12.	General Provisions

12.1	In the event that any stipulations in the Agreement are held invalid, ineffective or unenforceable according to the laws of China, the effectiveness of other stipulations of the Agreement shall not be affected. When any terms are determined to be invalid, ineffective or unenforceable, both Parties hereto shall conduct a friendly negotiation to alter the Agreement in a manner that may realize the original intentions of both Parties as far as possible.

12.2	If the Stock Exchange of Hong Kong Limited or other regulatory authority makes a suggestion on amendment hereto, or any change in Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements is related to the Agreement, both Parties shall revise the Agreement accordingly.

12.3	The Agreement supersedes all prior consultations, negotiations and agreements made by and between both Parties with respect to that subject matter.

12.4	No failure or any delay by either Party in exercising any right under the Agreement shall constitute a waiver of that right; the exercise or partial exercise of any right under the Agreement by either Party will not preclude the further exercise of that right by such Party in the future.

12.5	The Agreement is binding on both Parties hereto and their legal successors and assignees.

12.6	If either Party sends a notice or written letter (including but not limited to a written document or notice hereunder) to the other Party, the said Party shall promptly post or transmit the notice or written letter the other Party by letter or fax. If the notice or correspondence is sent by letter, the date of receiving the notice or letter shall be the third working day after the letter is posted; if the notice or letter is sent by fax, the date of receiving shall be next working day of sending the fax. All notices and correspondences shall be sent as per the following contact information until either Party notifies the other Party of a change of contact information.

Baina Zhiyuan (Beijing) Technology Co., Ltd.

Contact: Shu Zheng

Address: 2-1-3/F, South Block A, 768 Creative Park, No.5 A Xueyuan Road, Haidian District, Beijing

Fax: 010-82837686-812

Baina (Wuhan) Information Technology Co., Ltd.

Contact: Shu Zheng

Address: 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei

Fax: 027-87782005-8056

12.7	Both Parties may reach a supplemental agreement with respect to the Agreement and its related matters. The supplemental agreement has the same legal effect as the Agreement. Any alteration or supplements to the Agreement shall be made in writing, except the rights under the Agreement transferred by Baina Zhiyuan (Beijing) in accordance with the provisions in Article 12.1. The alterations and supplements to the Agreement can come into effect only after being duly signed by both Parties hereto. If it is required by relevant laws to obtain the permit from any government authority and/or go through registration or filing formalities with any government authority for any alternation or supplements to the Agreement, both Parties shall obtain such permit and/or go through these registration or filing formalities in accordance with the law.

12.8	The Agreement shall be made in Chinese in two originals, with each Party holding one. All originals have the same legal effect, and both Parties may sign the counterparts of the Agreement separately.

(There is no text hereunder)

(This page is a signature page for Exclusive Services Agreement)

Baina Zhiyuan (Beijing) Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Baina (Wuhan) Information Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Appendix I: Methods of Calculation and Payment of Service Fees

I.	Service Scope

1.	Service contents

Baina Zhiyuan (Beijing) agrees to receive the entrustment of the Target Company in the term of services to fully operate and manage the Target Company and Value-added Telecom Business thereof as well as any other business which Chinese laws allow the Target Company to engage in, including but not limited to providing the Target Company with comprehensive technical services, business consulting, lease of capital equipment, market consulting, integration of systems, research and development of products and maintenance of systems.

2.	Service fees

On the premise of compliance with Chinese laws, Baina Zhiyuan (Beijing) will collect service fees from the Target Company for its provision of services specified hereunder for the Target Company in the principle of separate transaction. Service fees shall be determined according to concrete service contents after transfer pricing analysis. Baina Zhiyuan (Beijing) will on or before the 15th day every month, send a written notice recording the amount of service fees in the preceding month to the Target Company in the aforesaid pricing principle.

All bank charges generated by payments shall be borne by the Target Company. All payments shall be transferred to the bank account designated by Baina Zhiyuan (Beijing) by means of remittance or by any other means recognized by both Parties. Both Parties agree that Baina Zhiyuan (Beijing) may serve a notice of change in such payment instruction to the Target Company from time to time.

Both Parties shall otherwise negotiate charge standards for other services which the Target Company entrusts Baina Zhiyuan (Beijing) to provide and Baina Zhiyuan (Beijing) accepts the entrustment of the Target Company to provide.

II.	Method of Payment

In principle, the Target Company shall pay the monthly service fees of the preceding month to the account designated by Baina Zhiyuan (Beijing) before the end of every month, and both Parties agree that the payment of the aforesaid service fees shall not result in any operation difficulty to either Party. Therefore, as it deems necessary, Baina Zhiyuan (Beijing) may agree with the Target Company to postpone the payment of service fees and adjust the amount payable by the Target Company this time, or both Parties adjust the time arrangements for the payment and amount of service fees upon negotiation.